As filed with the Securities and Exchange Commission on July 31, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRIACELL THERAPEUTICS CORP.
(Exact name of registrant as specified in its charter)

British Columbia	47-1099599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 300 - 235 15th Street West Vancouver, BC V7T 2X1
(Address of Principal Executive Offices, including zip code)

OMNIBUS EQUITY INCENTIVE PLAN
(Full title of the plan)

Dr. William V. Williams Suite 300, 235 15th Street West Vancouver, BC V7T 2X1 (604) 921-1810 (Name, address and telephone number, including area code, of agent for service)	Copy to: Gregory Sichenzia, Esq. Avital Perlman, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-970

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer”, “small reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Briacell Therapeutics Corp., a British Columbia corporation (the “Registrant”), to register 2,693,094 of the Registrant’s common shares, no par value per share, for issuance under the Omnibus Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We are “incorporating by reference” in this Prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this Prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this Prospectus will automatically update and supersede information contained in this Prospectus, including information in previously filed documents or reports that have been incorporated by reference in this Prospectus, to the extent the new information differs from or is inconsistent with the old information. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended July 31, 2024, filed with the SEC on October 29, 2024;

●

our Quarterly Reports on Form 10-Q for the quarters ended October 31, 2024, January 31, 2025 , and April 30, 2025 filed with the SEC on December 16, 2024, March 12, 2025, and June 16, 2025 respectively;

●	our Current Reports on Form 8-K filed with the SEC on August 23, 2024, September 11, 2024, September 12, 2024, October 1, 2024, October 2, 2024, November 25, 2024, December 13, 2024, January 3, 2025, January 3, 2025, January 28, 2025, February 5, 2025, February 6, 2025, February 13, 2025, April 28, 2025 and July 16, 2025;

●	our Form 8-A12B, filed with the SEC on February 23, 2021, our Form 8-A12B, filed with the SEC on April 24, 2025, including any subsequent amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this Prospectus supplement or the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (excluding information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities offered by this Prospectus supplement. Information in such future filings updates and supplements the information provided in this Prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by contacting:

BriaCell Therapeutics Corp.

235 15th Street, Suite 300

West Vancouver, BC, V7T 2X1

604-921-1810

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (British Columbia) (“BCBCA”), subject to certain limitations set forth in section 163 of the BCBCA, a company may (a) indemnify: an eligible party against all eligible penalties to which the eligible party is or may be liable, and (b) after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

For the purposes of this section:

“eligible party” means (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding; and

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

A company must not indemnify or pay the expense of an eligible party if: (i) in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of an eligible proceeding other than a civil proceeding, the eligible party did not have reasonable grounds for believing that the eligible party’s conduct was lawful. A company cannot indemnify an eligible party if it is prohibited from doing so under its Articles, by the BCBCA or by other applicable law.

A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding only if the eligible party has provided the company with an undertaking that, if it is ultimately determined that the payment of expenses was prohibited by the BCBCA, the eligible party will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such proceeding or was substantially successful on the merits in the outcome of such proceeding.

On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding, the payment of some or all of the expenses incurred by an eligible party in respect of an eligible proceeding and the enforcement of an indemnification agreement. As permitted by the BCBCA, under Section 21 of our articles, as amended, we are required to indemnify our directors and former directors (and such individual’s respective heirs and legal representatives) and we will indemnify any such person to the extent permitted by the BCBCA.

We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

The grant of our securities were issued as compensation awards or as enticement or incentive awards. These grants were exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 8. Exhibits.

Exhibit No.	Description
3.1	Articles of BriaCell Therapeutics Corp., dated July 26, 2006 (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

3.2	Notice of Articles, dated November 25, 2014 (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

3.3	Notice of Articles, dated August 22, 2019 (incorporated by reference to Exhibit 3.4 to our Registration Statement on Form F-1 filed with the SEC on June 15, 2021)

3.4	Alteration to Articles filed February 13, 2023 (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC on February 15, 2023)

3.5	Notice of Articles filed August 31, 2023 (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC on September 7, 2023)

3.6	Notice of Articles filed August 31, 2023 (incorporated by reference to Exhibit 3.2 to Form 8-K filed with the SEC on September 7, 2023)

4.1	Articles of BriaCell Therapeutics Corp, dated July 26, 2006 (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form F-1 filed with the SEC on October 22, 2019)

4.2	Alteration to Articles filed February 13, 2023 (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC on February 15, 2023)

4.3	Omnibus Equity Incentive Plan (incorporated by reference from Schedule I to the Proxy Statement for BriaCell Therapeutics Corp. 2023 Annual and Special Meeting of Shareholders, filed with the SEC on January 17, 2023).

5.1*	Opinion of Bennett Jones LLP

23.1*	Consent of MNP LLP

23.2*	Consent of Bennett Jones LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Form S-8)

107	Filing Fee Table

* Filed herewith

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in West Vancouver, British Columbia, on the 31st of July, 2025.

BRIACELL THERAPEUTICS CORP.

By:	/s/ William V. Williams
William V. Williams
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William V. Williams their true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ William V. Williams	Chief Executive Officer, President and Director (Principal Executive Officer)	July 31 , 2025
William V. Williams

/s/ Gadi Levin	Chief Financial Officer and Corporate Secretary (Principal Financial Officer and Principal Accounting Officer)	July 31 , 2025
Gadi Levin

/s/ Jamieson Bondarenko	Chairman of the Board of Directors	July 31 , 2025
Jamieson Bondarenko

/s/ Vaughn C. Embro-Pantalony	Director	July 31 , 2025
Vaughn C. Embro-Pantalony

/s/ Rebecca Taub	Director	July 31 , 2025
Rebecca Taub

/s/ Martin E. Schmieg	Director	July 31 , 2025
Martin E. Schmieg

/s/ Jane A. Gross	Director	July 31, 2025
Jane A. Gross